Exhibit 16.1

September 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Mesdames:

We have read Item 4.01 of Calmare Therapeutics Incorporated Form 8-K dated September 14, 2017, and have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs of Item 4.01(a).

Yours truly,

/s/ Mayer Hoffman McCann CPAs

The New York Practice of Mayer Hoffman McCann P.C.

New York, New York